Exhibit 4.15
EXECUTION COPY
NEITHER THIS WARRANT NOR THE SHARES OBTAINABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT. CERTAIN RIGHTS RELATING TO THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT DATED MAY 15, 2008 BY AND AMONG THE HOLDER HEREOF AND OTHER STOCKHOLDERS OF THE COMPANY (THE “INVESTOR RIGHTS AGREEMENT”). COPIES OF THIS AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
Date of Issuance: May 15, 2008
FINGERHUT DIRECT MARKETING, INC.
COMMON STOCK PURCHASE WARRANT
     THIS CERTIFIES THAT, for value received, DB FHUT LLC, or its registered assigns (the “Holder”), is entitled to subscribe for and purchase from Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), the Shares (as defined in Section 1 hereof) at the per share exercise price of $0.01 (the “Exercise Price”) (as adjusted from time to time pursuant to Section 4 hereof), at any time or from time to time prior to or upon the Expiration Date (as defined in Section 13 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth.
     This Warrant is subject to the following terms and conditions:
     1. Shares., When Exercisable.
     (a) As used herein, the term “Shares” means up to an aggregate of 55,940,452 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), it being understood that the number of Shares issuable hereunder and the Exercise Price are subject to adjustment from time to time pursuant to Section 4 hereof.
     (b) This Warrant shall be exercisable at any time (and from time to time) in whole or in part prior to the Expiration Date. Unless otherwise provided herein, the terms and conditions of this Warrant, and the rights of the Holder hereunder, shall survive the exercise by the Holder of its rights under this Section 1.

2. Method of Exercise; Payment.
     (a) Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time or from time to time, by the surrender of this Warrant (together with a duly executed notice of exercise (the “Notice of Exercise”) in the form attached hereto as Exhibit A) at the Company’s offices at 6509 Flying Cloud Drive, Eden Prairie, MN 55344 (as such address may be updated from time to time by means of written notice to the Holder pursuant to Section 5(c) hereof), and by payment to the Company of an amount (the “Aggregate Exercise Price”) equal to the Exercise Price multiplied by the number of the Shares being purchased (subject to Section 4(d)), which amount may be paid, at the election of the Holder, by (i) wire transfer or check payable to the order of the Company, (ii) cancellation by the Holder of indebtedness or other obligations of the Company to the Holder pursuant to a written agreement reasonably acceptable to the Company or (iii) any combination of (i) and (ii). The Holder in whose name any certificate, representing the Shares issuable upon any exercise of this Warrant will be issued shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which such surrender and payment are made. Notwithstanding the foregoing, if an exercise of all or any portion of this Warrant is being made in connection with a proposed Public Offering or in connection with any proposed Sale of the Corporation (as defined in the Fourth Amended and Restated Certificate of Incorporation of the Company as amended from time to time (the “Certificate”)) or any proposed sale of outstanding shares of Common Stock, then, at the election of the Holder, such exercise may be conditioned solely upon the consummation of the Public Offering, Sale of the Corporation or sale, in which case such exercise shall be effective immediately prior to the consummation of the Public Offering, Sale of the Corporation or sale. As used in this Section 2, the term “person” means any individual or any corporation, partnership, trust, limited liability company or other entity or organization of any kind.
     (b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a) hereof, the Holder may elect to exercise the Warrant without the payment of any additional consideration by delivering to the Company a duly completed and executed Notice of Exercise in which the appropriate alternative is initialed by the Holder providing for the payment of the Aggregate Exercise Price by cancellation of a number of Shares having a Fair Market Value equal to the Aggregate Exercise Price of the Shares issuable upon such exercise.
     (c) Fair Market Value. For purposes of this Section 2 and Section 10, the “Fair Market Value” of one Share shall equal:
     (i) the volume weighted average price during regular market hours shares of the Common Stock on the New York Stock Exchange, NASDAQ National Market, or other national securities exchange on which such shares are listed, whichever is applicable, as reported in a reputable quotation source designated by the Company or a newspaper of general circulation in the Borough of Manhattan, City of New York, customarily published on each Business Day, designated by the Company, for the ten (10) consecutive trading days immediately prior to the date of determination of Fair Market Value (or, if no sales take place on any such trading day, the average of the closing bid and asked prices on such trading day); or
     (ii) if shares of Common Stock are not traded on the NYSE, the NASDAQ National Market or on a national securities exchange, the Fair Market Value of the Company shall be equal to the value per share as determined in good faith by the Board of Directors of the Company; provided, however, that if the Holder disagrees in its sole discretion with such determination, then determination of Fair Market Value shall be made in accordance with the Appraisal Procedure (as defined in the Certificate in effect as of the Date Of Issuance), except that references therein to the “Required Holders” therein shall be read as the “Holder hereunder.” Furthermore, Fair Market Value shall equal the quotient of (a) the value of the Company as a going concern being sold as an entirety by a willing seller (not under financial duress or necessity) to a willing, unaffiliated buyer, taking into account factors such as the value of comparable publicly traded companies, any concurrent or recent equity sales or issuances by the Company, the Company’s net worth, future earnings, intellectual property and other intangible assets and franchise value due to synergies, and without applying any minority or illiquidity discount and (b) the number of Fully Diluted Shares as of the relevant valuation date, excluding any Rights that are out of the money.
     (d) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the Holder entitled to receive the same a certificate or certificates representing the number of Shares issued upon such exercise. In the event this Warrant is exercised in part, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its sole expense will execute and deliver to the Holder a new Warrant in a form identical to this Warrant exercisable for the number of Shares for which this Warrant may then be exercised.
     (e) Taxes. The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge to the Holder for any tax or other charge of whatever nature in respect of such issuance (other than taxes, if any, based on the net income of the Holder) and the Company shall bear any such taxes in respect of such issuance.
     3. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and the issuance of the Shares will be free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature. The Company will from time to time take all such action as may be required to assure that the stated or par value per share of Common Stock is at all times equal to or less than the then effective Exercise Price per share of Common Stock issuable upon exercise of this Warrant. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to provide for the full exercise of the rights represented by this Warrant and a sufficient number of shares of its Common Stock to provide for the full conversion of such shares of Common Stock. The Company shall take all steps necessary to amend its certificate of incorporation and other organizational documents to provide sufficient reserves of shares of Common Stock issuable upon full exercise of this Warrant. The Company hereby agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the proper certificates for Shares upon the full or each partial exercise of this Warrant. The Company further covenants and agrees that if any shares of Common Stock upon the exercise of this Warrant require approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon exercise or conversion, then the Company will in good faith and expeditiously as possible endeavor to secure such approval. If and so long as the Common Stock issuable upon the exercise of the rights represented by this Warrant is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such capital stock.
     4. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
     (a) Adjustment for Consolidation, Merger, Sale or Transfer. If while this Warrant, or, any portion hereof, remains outstanding and unexpired, there shall be (i) merger or consolidation of the Company with or into another person in which the Company is not the surviving entity, or a reverse merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (ii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person in one transaction or a series of related transactions, then, as a part of such merger, consolidation, sale or transfer, all necessary or appropriate lawful provisions shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the greatest number of shares of stock or other securities or property that a holder of the Shares deliverable upon exercise of this Warrant would have been entitled to receive in such merger, consolidation, sale or transfer if this Warrant had been exercised immediately prior to such merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. If the per Share consideration payable to the Holder for Shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors (the “Board of Directors”). The foregoing provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant (including adjustment of the Exercise Price and number of Shares purchasable pursuant to the terms and conditions of this Warrant) with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such merger, consolidation, sale or transfer upon exercise of this Warrant.
     (b) Adjustments for Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split or subdivide any class of securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such split or subdivision shall be proportionately increased and the Exercise Price for such securities of such class shall be proportionately decreased. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall combine any class of securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased and the Exercise Price for such class of securities shall be proportionately increased.
     (c) Adjustments for Dividends. If while this Warrant, or any portion hereof, remains outstanding and unexpired and the holders of shares of Series B Preferred Stock have actually received a dividend or distribution (whether paid in cash, additional stock other securities or other property and whether paid before, after or in connection with the conversion or redemption of Series B Preferred Stock), this Warrant shall represent the right to acquire, in addition to the number of Shares, and without payment of any additional consideration therefor, the amount of such dividend or distribution equal to the pro rata share of the aggregate amount of such dividend or distribution represented by the Warrants, assuming, for purposes of such pro rata calculation only, the Warrant represents the number of shares of Series B Preferred Stock that would be convertible into the same number of shares of Common Stock as the number of Shares underlying the Warrant at such time (prior to giving effect to such dividend or distribution),
     (d) Further Adjustments. In case at any time or from time to time the Company shall take any action that affects the Common Stock, other than an action described herein, then, unless such action will have a materially adverse effect upon the rights of the Holder, the number of Shares of into which this Warrant is exercisable shall be adjusted in such a manner and at such time as shall be equitable in the circumstances; provided, however, that such adjustment shall not result in a reduction in the original number of Shares covered by this Warrant. Adjustments pursuant to this Section 4 shall be made successively whenever any event listed above shall occur.

     (e) Other Agreements. If the Company enters into any agreement with any Person with respect to the Company’s capital stock that by its terms provides more favorable anti-dilution or adjustment protections to such Person or its Affiliates thereunder as the anti-dilution and adjustment provisions set forth in this Section 4, the Company shall promptly provide a copy of such anti-dilution or adjustment provisions to the Holder and the Holder, in its sole and absolute discretion, may modify the anti-dilution and adjustment provisions set forth in this Section 4 to match such anti-dilution and adjustment provisions.
     (f) Most Favored Nation. To the extent any holder of preferred stock of the Company actually receives an anti-dilution adjustment to the conversion price of such preferred stock as a result of any issuance or sale of securities of the Company, the Exercise Price shall be reduced in the same relative proportion as the reduction in the conversion price of such preferred stock.
     (g) Notice of Adjustments. Upon any adjustment of the Exercise Price and any increase or decrease in the Exercise Rate, then, and in each such case, the Company, within thirty (30) days thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company which notice shall state (i) the reason for such adjustment and (ii) the Exercise Price and the Exercise Rate, in each case as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.
5. Notices.
(a) In the event that the Company shall propose at any time:
     (i) to declare any dividend or distribution upon its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
     (ii) to redeem or repurchase any class or series of its capital stock;
     (iii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
     (iv) to effect a capital reorganization, or merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or voluntarily liquidate, dissolve or wind up; or
     (v) to effect its first firm commitment underwritten public offering (a “Public Offering”) of its Common Stock under the Securities Act; then, in connection with each such event, the Company shall send to the Holder: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution, redemption or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any; and (2) at least twenty (20) days prior written notice of the date when the same shall take place, and the date, if any, to be fixed, on which the holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event. Notwithstanding the above, the twenty (20) days notice requirement may be shortened or waived upon the written consent of the Holder.
     (b) Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.
     6. Transfers. Each Holder understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the Securities Act; provided, however, that no transfer by any Holder to any of its Affiliates shall require an opinion of counsel; provided, further, that such Affiliate in each case agrees to be subject to the restrictions in this Section 6. Each certificate evidencing the Shares issued upon exercise of this Warrant, or transfer of such Shares (other than a transfer registered under the Securities Act or any subsequent transfer of shares so registered) shall be stamped or imprinted with a legend in substantially the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT. CERTAIN RIGHTS RELEATING TO THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT DATED MAY 15, 2008 BY AND AMONG THE HOLDER HEREOF AND OTHER STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
     7. Removal of Legend. The foregoing legends shall be removed by the Company (a) upon any sale of the Warrant or the Shares in accordance with Rule 144 (or any successor provision thereof) or pursuant to an effective registration statement, (b) at any time after one year

(or such shorter period specified in Rule 144(d) or any successor provision thereof) from the Date of Issuance of the Warrant upon certification from the Holder that such Holder is not an affiliate of the Issuer (as defined for purposes of such Rule 144 or any such successor provision) and that, to the best of such Holder’s knowledge, the Warrant or the Shares were not acquired for purposes of Rule 144 from the Issuer or any affiliate of the Issuer within the past one year (or such shorter period) or (c) upon receipt by the Company from the Holder of such certifications as it may reasonably request to enable it to determine that such legend is no longer required in order to satisfy the requirements of the Securities Act.
     8. Fractional Shares. No fractional shares will be issued in connection with any exercise hereunder. Any fraction of a share resulting from any calculation will be rounded up to the next whole share.
     9. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Holder as follows:
     (a) The execution, delivery and performance by the Company of this Warrant has been duly and validly authorized by all necessary corporate action on the part of the Company, this Warrant has been duly executed and delivered by the Company and the Warrant is a valid and binding obligation of the Company enforceable in accordance with its terms.
     (b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof or conversion of the Shares, as applicable, will be validly issued, fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature.
     (c) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof, and of the shares of Common Stock issuable upon the conversion of the Shares, will not be, inconsistent with the Company’s Certificate, its bylaws, as then in effect, or any agreement among the equity holders of the Company and the Company.
     (d) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification necessary. The Company has all requisite legal and corporate power and authority to carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Warrant.
     (e) As of the date of original issuance of this Warrant, this Warrant does not (i) conflict with, result in any breach of any terms or provisions of or constitute (with or without notice or lapse of time or both) a default under, the Certificate or bylaws of the Company, or any material contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any lien, adverse claim or other encumbrance upon any of the properties of the Company pursuant to the terms of any such contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument, or (iii) violate any law or order, rule or regulation applicable to the Company of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Company or any of its properties.
     (f) As of the Date of Issuance, the number of Shares for which this Warrant is or may become exercisable represents five percent (5%) of the Common Stock outstanding on the date hereof after giving effect to the exercise, exchange or conversion of all outstanding securities, rights, options, warrants (including this Warrant), calls, commitments or agreements of any nature or character (whether debt or equity) that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive, directly or indirectly, any such capital stock or other arrangement to acquire at any time or under any circumstance, capital stock of the Company or any such other securities (collectively, “Rights”), and assuming that all stock options and/or shares of capital stock reserved for grant or issuance to officers, directors, employees and consultants under all agreements, plans or arrangements theretofore approved by the Board of Directors of the Company have been so granted or issued (as the case may be), excluding, however, shares of Common Stock which may be issued in respect of the regular dividend pursuant to Section 1.2 of the Certificate as in effect on the Date of Issuance (collectively, the “Fully Diluted Shares”). The authorized capital stock of the Company on the Date of Issuance consists of:
     (i) As of the date hereof, and after giving effect to the filing of the Certificate and the consummation of the transactions contemplated to occur on the date hereof, the authorized capital stock of the Company consists of 2,592,550,586 shares of Common Stock, par value $0.00001 per share, and 1,542,577,050 shares of preferred stock (“Preferred Stock”), of which 791,738,012 shares are designated Series A Convertible Preferred Stock, par value $0.00001 per share (“Series A Preferred Stock”) and 750,839,038 shares will be designated Series B Preferred Stock. As of the date hereof, and after giving effect to the filing of the Certificate and the consummation of the transactions contemplated to occur on the date hereof, there are outstanding 749,995,554 shares of Series A Preferred Stock, 750,839,038 shares of Series B Preferred Stock and 162,245,335 shares of Common Stock. The Company has no other shares of capital stock authorized, issued or outstanding. A capitalization table presenting the capitalization of the Company after giving effect to the filing of the Certificate of Incorporation and the consummation of the transactions contemplated to occur on the date hereof is set forth on Schedule 9(f) hereto; and
     (ii) As of the date hereof, after giving effect to the transactions contemplated hereby, (i) other than (A) outstanding warrants exercisable for 261,054,348 shares of Common Stock, (B) outstanding warrants exercisable for

41,742,458 shares of Series A Preferred Stock and (C) outstanding options to purchase 33,866,783 shares of Common Stock and, except as set forth in Schedule 9(0, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated other than pursuant to the Company’s stock option plan in existence on the date hereof, the details of which are set forth on Schedule 9(f) hereto; (ii) there are no agreements or arrangements under which the Company is or may become obligated to register the sale of any of its securities under the Securities Act; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, except as required by the Certificate; and (iv) except for 8,402,959 shares of Common Stock reserved for issuance under the Company’s 2003 and 2005 Option Plans and 152,312,347 additional supplemental shares of Common Stock reserved for issuance under these or other incentive plans, the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement.
     (g) The issuance of this Warrant and any Shares shall not require or result in the issuance of any capital stock of the Company (other than the Shares) pursuant to the Certificate or bylaws of the Company, or any contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound.
     (h) The representations and warranties contained in Sections 3.07 and 3.09 through 3.18 of the Servicing Agreement, dated as of the Date of Issuance, by and among the Company, Fingerhut Receivables I, LLC, Goldman Sachs Specialty Lending Group, L.P. and Fortress Credit Corp. are true and correct.
     (i) The Company is in compliance, and has been in compliance, in all material respects with all statutes, laws, ordinances, rules or regulations of any domestic or foreign governmental authority (“Laws”) and judgments, orders, injunction (temporary or permanent), decrees, rulings or awards of any domestic or foreign court, arbitrator or other judicial authority or any domestic or foreign governmental authority (“Judgments”), if and to the extent that any such Laws or Judgments are applicable to the Company or by which any property or asset of the Company is bound. The Company possesses all material permits, certificates, licenses, franchises, privileges, approvals, registrations, consents, waivers or authorizations (“Permits”) required to conduct its business as currently conducted and is in compliance with the terms of all such Permits. All such Permits are in full force and effect.

     (j) The Company has delivered to Holder’s counsel true and complete copies of (i) the Certificate, (ii) the Company’s by-laws, (iii) each warrant the Company has issued, and (iv) each stockholders’ agreement the Company has entered into, in each case as amended through the Date of Issuance. Except as set forth in Schedule 9 hereto or in the Certificate, there are no options, warrants, puts, calls, rights, convertible or exchange securities, commitments, contracts, agreements, understandings, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (A) obligating the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) the Company (whether or not such security has voting rights), (B) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, agreement, understanding, arrangement or undertaking, or (C) otherwise relating to the Company’s capital stock (including, without limitation, any rights of holders thereof).
10. Covenants of the Company.
a. Put Right.
     (i) From and after the earliest of five years from the date hereof and the date a redemption notice is delivered in respect of any capital stock of the Company, the date upon which a Change of Control Transaction occurs, upon receipt of a written notice from the Holder (a “Put Notice”), within 30 days of the receipt of such notice, the Company shall purchase or redeem from the Holder the portion of the Warrant related to the number of Shares set forth in the Put Notice, or if converted the number of Shares set forth in the Put Notice, in each case for a purchase price equal to the Fair Market Value of each Share; provided that the Company will not be obligated to redeem any Warrant in whole or in part to the extent such redemption would result in a default under any indebtedness of the Company, unless such default is waived or any acceleration of such indebtedness is rescinded and cancelled.
     (ii) In connection with the closing of a sale of Shares pursuant to this Section 10(a), the Holder shall deliver either this Warrant (which shall be reissued taking into effect the repurchase or redemption of the portion of the Warrant related to the number of Shares to be sold) or the certificate(s) representing the Shares to be purchased by the Company duly endorsed by the Holder in favor of the Company, in each case against payment by the Company to the Holder in immediately available funds the purchase price to be paid in exchange for such Shares and such Shares shall be transferred free and clear of any liens or other encumbrances, other than encumbrances created pursuant to this Agreement or the Company’s organizational documents.
     (iii) A “Change of Control Transaction” means:

1.	prior to an initial public offering by the Company, (i) Bain Capital Venture Fund, L.P., BCIP Associates III, LLC, BCIP Associates LLC and Brookside Capital Partners Fund, L.P. (collectively, “Bain”), and Battery Venture VI, L.P. and Battery Investment Partners VI, LLC, (collectively, “Battery”) together with any of their respective Affiliates shall cease to beneficially own and control in the aggregate at least 42,5% on a fully diluted basis of the economic and voting interests in the capital stock of the Company, (ii) Bain, Battery and any of their Affiliates shall cease to beneficially own and control in the aggregate at least 66 2/3% of the Series B Preferred Stock of the Company (or other series of Capital Stock senior to or pari passu with the Series B Preferred Stock with voting rights substantially similar to the voting rights of holders of the Series B Preferred Stock) or (iii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Bain, Battery and any of their Affiliates (a) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the capital stock of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company; provided, however, that, with respect to clause (iii)(a), (y) an increase in the beneficial ownership by Petters Group Worldwide LLC and its Affiliates (collectively, the “Petters Group”) of the voting and/or economic interest in the capital stock of the Company to more than 20% on a fully diluted basis through the issuance of dividends shall not constitute a “Change of Control” hereunder and (z) the acquisition by any Person of 20% or more, on a fully diluted basis, of the voting and/or economic interests in the capital stock of the Company solely as a result of transfers of such capital stock by the Petters Group shall not constitute a “Change of Control” hereunder;
2.	following an initial public offering by the Company, (i) Bain, Battery and any of their Affiliates shall cease to beneficially own and control in the aggregate at least 30% on a fully diluted basis of the economic and voting interests in the capital stock of the Company or (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Bain, Battery and any of their Affiliates (a) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the capital stock of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company;

3.	in connection with an initial public offering by the Company, any of Bain, Battery or their respective Affiliates sell more than 25% of the capital stock owned by it immediately prior to the consummation of such initial public offering (after giving effect to any conversion of preferred stock) in the initial public offering.
     11. Rights of Stockholders. Except as may be otherwise provided in this Warrant, the Certificate or any other agreement to which the Company and any Holder may be a party, including, without limitation, the Investors Rights Agreement, no Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become issuable, as provided herein.
     12. Information Required By Rule 144A. The Company will, upon the request of the Holder or of any shares of Common Stock issued upon the exercise of this Warrant, provide such Holder, and any qualified institutional buyer designated by such Holder, such financial and other information with the information requirements of Rule 144A under the Act in connection with the resale of the Warrants or such shares of Common Stock, except at such times as the company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For purposes of this Section 12, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.
     13. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Eastern Time, on May 15, 2018.
     14. Investor Rights Agreement. The Holder of this Warrant, by acceptance hereof, agrees to become a party to the Investor Rights Agreement.
     15. Miscellaneous.
     (a) This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of New York.
     (b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.
     (c) The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this

     (d) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the Holder or holders hereof and of the Shares issued or issuable upon the exercise hereof. The rights of Holder hereunder shall be assignable, in whole or in part, without the consent of the Company.
     (e) This Warrant, together with all exhibits hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
     (f) The Company shall not, by amendment of its Certificate or bylaws (by merger or otherwise), or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
     (g) Upon the surrender of this Warrant, properly endorsed, for registration of transfer assignment or for exchange at the principal office of the Company, the Company at its expense will execute and deliver to or upon the order of the Holder a new Warrant or Warrants identical to this Warrant, in the name of such Holder or as such Holder may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, sale, transfer, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will execute and deliver to the Holder, in lieu thereof, a new Warrant of like date and in identical form. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen or destroyed Warrant shall be at any time enforceable by anyone.
     (h) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.
     (i) If any action at law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.
     (j) Each of the Company and the Holder hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Warrant, and each of the Company and the Holder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of the Company and the Holder hereby irrevocably waives, to the fullest extent permitted under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Company and the Holder hereby agrees, to the fullest extent permitted under applicable law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ON CT Corporation System, Att: Service of Process Dept., 111 Eighth Avenue, New York, NY 10011, AND HEREBY APPOINTS CT Corporation System, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST THE COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF THE COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, THE COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION ABOVE, AS THE COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THE COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

FINGERHUT DIRECT MARKETING, INC.
By:	/s/ Linda R.Witte
	Name:	Linda R. Witte
	Title:	Senior Vice President

EXHIBIT A
NOTICE OF EXERCISE
TO: Fingerhut Direct Marketing, Inc.
        Attention: President
     1. The undersigned hereby elects to purchase ______________ (leave blank if you choose Alternative No. 2 below) shares of Common Stock of Fingerhut Direct Marketing, Inc. (the “Company”) pursuant to the terms of the Common Stock Purchase Warrant dated as of May  , 2008, issued by the Company (the “Warrant”), and tenders herewith payment of the purchase price of such shares in full. (Initial here if the undersigned elects this alternative).
     2. In lieu of exercising the Warrant for cash or check, the undersigned hereby elects to effect the net issuance provision of Section 2(b) of the Warrant and receive ________________ (leave blank if you choose Alternative No. 1 above) shares of Common Stock of the Company pursuant to the terms of the Warrant. (Initial here if the undersigned elects this alternative). ___________
     3. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature and Date)

BLUESTEM BRANDS, INC.
AMENDMENT NO. 1
TO
COMMON STOCK PURCHASE WARRANT
     This Amendment No. 1 to Common Stock Purchase Warrant, dated as of March 29, 2011 (this “Amendment”), amends that certain Common Stock Purchase Warrant with a date of issuance of May 15, 2008 (the “Warrant”), issued by Bluestem Brands, Inc. (f/k/a Fingerhut Direct Marketing, Inc.), a Delaware corporation (the “Company”), to DB FHUT LLC (the “Holder”), to purchase 55,940,452 shares of the Company’s Common Stock, par value $0.00001 per share (“Common Stock”), at the per share exercise price of $0.01.
     WHEREAS, the Company is contemplating a possible initial public offering of its common stock (“IPO”), and in contemplation thereof the Company and the Holder desire to amend certain provisions of the Warrant for the purpose of better positioning the Company for a successful IPO, it being acknowledged by the parties hereto that such amendments are in the best interests of both the Company and the Holder, as an equity investor in the Company.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Defined Terms. Capitalized terms used but not defined herein will have the meanings given to them in the Warrant.
     2. Amendments.
     a) Section 2(c)(i) of the Warrant is hereby amended and restated in its entirety to read as follows:
     “(i) the average per share closing price of the Common Stock on the New York Stock Exchange, NASDAQ National Market, or other national securities exchange on which such shares are listed, whichever is applicable, as reported in a reputable quotation source designated by the Company or a newspaper of general circulation in the Borough of Manhattan, City of New York, customarily published on each Business Day, designated by the Company, for the ten (10) consecutive trading days immediately prior to the date of determination of Fair Market Value (or, if no sales take place on any such trading day, the average of the closing bid and asked prices on such trading day); or”
     b) Section 4(g) of the Warrant is hereby amended and restated in its entirety to read as follows:
     “(g) Notice of Adjustments. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares of Common Stock issuable upon exercise of this Warrant, then, and in each such case, the Company, within thirty (30) days thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company which notice shall state (i) the reason for such adjustment and (ii) the Exercise Price and the number of Shares of Common Stock issuable upon exercise of this Warrant, in each case as adjusted and setting forth in reasonable detail the method of calculation of each. For avoidance of doubt, the effective date of each such adjustment shall be the effective date of the applicable event described in this Section 4.”
     c) Section 10(a) of the Warrant is hereby amended and restated in its entirety to read as follows:
     “(a) Put Right.
(i)	From and after the earliest of five years from the date hereof and the date a redemption notice is delivered in respect of any capital stock of the Company, the date upon which a Change of Control Transaction occurs, upon receipt of a written notice from the Holder (a “Put Notice”), within 30 days of the receipt of such notice, the Company shall purchase or redeem from the Holder the portion of the Warrant related to the number of Shares set forth in the Put Notice, or if converted the number of Shares set forth in the Put Notice, in each case for a purchase price equal to the Fair Market Value of each Share; provided that the Company will not be obligated to redeem any Warrant in whole or in part to the extent such redemption would result in a default under any indebtedness of the Company, unless such default is waived or any acceleration of such indebtedness is rescinded and cancelled.

(ii)	In connection with the closing of a sale of Shares pursuant to this Section 10(a), the Holder shall deliver either this Warrant (which shall be reissued taking into effect the repurchase or redemption of the portion of the Warrant related to the number of Shares to be sold) or the certificate(s) representing the Shares to be purchased by the Company duly endorsed by the Holder in favor of the Company, in each case against payment by the Company to the Holder in immediately available funds the purchase price to be paid in exchange for such Shares and such Shares shall be transferred free and clear of any liens or other encumbrances, other than encumbrances created pursuant to this Agreement or the Company’s organizational documents.

(iii)	A “Change of Control Transaction” shall be deemed to have occurred if, prior to (but not in connection with) an Initial Public Offering by the Company,
(1)	Bain Capital Venture Fund, L.P., Bain Capital Venture Fund 2001, L.P., Bain Capital Venture Fund 2007, L.P., BCIP Associates LLC, BCIP Associates III, LLC, BCIP Associates III-B, LLC, BCIP Venture Associates, BCIP Venture Associates B, Bain Capital Venture Investors, LLC , Brookside Capital Partners Fund, L.P., Brookside Capital Investors, L.P, and Brookside Capital Management, LLC (collectively, “Bain”), and Battery Ventures, Battery Investment Partners VI, Battery Ventures VI,

2

Battery Ventures VI, L.P. and Battery Investment Partners VI, LLC, (collectively, “Battery”) together with any of their respective Affiliates shall cease to beneficially own and control in the aggregate at least 42.5% on a fully diluted basis of the economic and voting interests in the capital stock of the Company,

(2)	Bain, Battery and any of their Affiliates shall cease to beneficially own and control in the aggregate at least 66 2/3% of the Series B Preferred Stock of the Company (or other series of Capital Stock senior to or pari passu with the Series B Preferred Stock with voting rights substantially similar to the voting rights of holders of the Series B Preferred Stock) or

(3)	any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Bain, Battery and any of their Affiliates (a) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the capital stock of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company; provided, however, that, with respect to clause (3)(a), (y) an increase in the beneficial ownership by Petters Group Worldwide LLC and its Affiliates (collectively, the “Petters Group”) of the voting and/or economic interest in the capital stock of the Company to more than 20% on a fully diluted basis through the issuance of dividends shall not constitute a “Change of Control Transaction” hereunder and (z) the acquisition by any Person of 20% or more, on a fully diluted basis, of the voting and/or economic interests in the capital stock of the Company solely as a result of transfers of such capital stock by the Petters Group shall not constitute a “Change of Control Transaction” hereunder.
(iv)	Upon an Initial Public Offering, this Section 10(a) shall terminate, and the Company shall thereafter have no obligation hereunder to purchase or redeem all or any portion of the Warrant or Shares.

(v)	“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten public offering of its common stock under the Securities Act of 1933, as amended.”
     3. All Other Terms Unchanged. Except as expressly provided in this Amendment, all of the provisions, terms and conditions of the Warrants remain in full force and effect.
     4. Conflicting Provisions. Should any of the provisions of this Amendment conflict with any of the provisions of the Warrants, then the provisions of this Amendment shall apply.

3

     5. Counterparts. This Amendment may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
[Signature page follows.]

4

     IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to Common Stock Purchase Warrant to be signed by its duly authorized officer, effective as of the date first written above.

BLUESTEM BRANDS, INC.

By:	/s/ Mark P. Wagener

Name:
Title:

DB FHUT LLC

By:	/s/ Constantine M. Dakolias

Name:	Constantine M. Dakolias
Title:	President

5